UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2006

IMAGE INNOVATIONS HOLDINGS INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	0-50119	91-1898414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Snow Becker Krauss P.C., 605 Third Avenue, New York, New York	10158
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (845) 494-5049

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On May 5, 2006, the Registrant received notice from IMG Team Sports that the agreement dated as of December 20, 2004 by and between the Registrant’s wholly-owned subsidiary, Image Sports & Entertainment Inc. (“ISE”), and Pey Dirt, Inc. (“Pey Dirt”) was being terminated effective immediately. The agreement had provided for a three-year contract with Peyton Manning pursuant to which ISE had the right to commission portraits of Mr. Manning as well as exclusive rights with respect to Mr. Manning's signature on specific memorabilia to be distributed by ISE. The circumstances surrounding the termination principally involve the inability of the Registrant to provide certain collateral to Pey Dirt as required by the agreement. As a result of the termination, ISE is contractually prohibited from continuing to use the name or likeness of Mr. Manning in connection with any of its business activities.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 10, 2006, the Registrant received notice from H.E. Capital S.A. (“HE Capital”) that the Registrant was in default under that certain Loan Agreement and Security Agreement, each dated September 30, 2004, by and between the Registrant and HE Capital, as a result of the failure by the Registrant to make payments under such agreements when due. Pursuant to the notice, HE Capital demanded repayment from the Registrant of principal of $2,126,214.44 together with interest accrued thereon at the rate of 9% per annum since January 1, 2006.

The Registrant is investigating possible legal and equitable defenses that it believes it may be able to assert in connection with the claims of HE Capital.

Item 8.01. Other Events.

The Registrant currently lacks working capital to continue its operations. Accordingly, it is presently uncertain whether the Registrant will continue to be able to make filings under the Securities Exchange Act of 1934 on a timely basis, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE INNOVATIONS HOLDINGS INC.
(Registrant)

Date: May 11, 2006	By:	/s/ Michael Preston
Michael Preston
Chief Executive Officer